Prudential National Muni Fund, Inc.
655 Broad Street
Newark, New Jersey 07102
October 29, 2020
VIA EDGAR
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-1520
Re:	485(b) Filing for Prudential National Muni Fund, Inc. Registration numbers 002-66407 and 811-02992
Dear Sir or Madam:
We are filing today via EDGAR a Post-Effective Amendment under Rule 485(b) to the Registration Statement of the above-referenced Registrant. This Post-Effective Amendment designates October 30, 2020 as its effective date.
As counsel to the Registrant, I represent that the instant Rule 485(b) filing does not contain disclosures that render the filing ineligible to become effective under Rule 485(b).
Thank you for your attention to this filing. Please direct any questions regarding this filing to the undersigned at 973-716-6422.
Sincerely,
/s/ Patrick McGuinness

Patrick McGuinness
Assistant Secretary